AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

dated as of February 28, 2007

among

RUBY TUESDAY, INC.,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO

BANK OF AMERICA, N.A.,
as Administrative Agent, Issuing Bank and
Swingline Lender,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

and

CITIBANK, N.A.,
as Documentation Agent

BANC OF AMERICA SECURITIES LLC

as Sole Lead Arranger and Sole Book Manager

i

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Schedules
Schedule 1.1(a)	-	Applicable Margin and Applicable Commitment Fee Percentage
Schedule 1.1(b)	-	Existing Letters of Credit
Schedule 1.2	-	Revolving Commitments
Schedule 4.14	-	Subsidiaries
Schedule 7.1	-	Existing Liens
Schedule 7.3	-	Existing Investments
Schedule 7.7	-	Restrictive Agreements
Exhibits
Exhibit A	-	Revolving Credit Note
Exhibit B	-	Swingline Note
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Subsidiary Guaranty Agreement
Exhibit 2.3	-	Notice of Revolving Borrowing
Exhibit 2.6	-	Notice of Swingline Borrowing
Exhibit 2.8	-	Form of Continuation/Conversion
Exhibit 3.1(b)(iv)	-	Form of Secretary's Certificate of Ruby Tuesday, Inc.
Exhibit 3.1(b)(vi)	-	Form of General Counsel Legal Opinion
Exhibit 3.1(b)(vii)	-	Form of Officer's Certificate

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AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2007, by and among RUBY TUESDAY, INC., a Georgia corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”) and BANK OF AMERICA, N.A., in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”), as Issuing Bank (the “Issuing Bank”), and as Swingline Lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower, the lenders party thereto and Bank of America, N.A., as agent, are parties to that certain Amended and Restated Revolving Credit Agreement dated as of November 19, 2004 (as amended and modified, the “Existing Credit Agreement”);

WHEREAS, the Lenders have agreed to amend and restate the Existing Credit Agreement on the terms and conditions hereinafter set forth;

WHEREAS, in connection with the refinancing of the Existing Credit Agreement in accordance with the terms hereof, the Borrower has requested that the Lenders establish a $500,000,000 revolving credit facility (which shall include a $50,000,000 swingline subcommitment and a $50,000,000 letter of credit subcommitment);

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments as defined herein, are willing to severally establish the requested revolving credit facility;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1	Definitions.

In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, or division

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thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Loan” shall have the meaning provided in Section 2.4.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Adjusted Total Debt” shall mean, as of any date of determination, (i) all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, including without limitation all Loans and LC Exposure, but excluding all Indebtedness of the type described in subsection (xi) of the definition of Indebtedness and excluding any Synthetic Lease Obligations to the extent that such Synthetic Lease Obligations are included in clause (ii) below, plus (ii) to the extent not included in clause (i), the present value of all lease obligations arising under operating leases of Borrower and its Subsidiaries as determined in accordance with GAAP, applying a discount rate of ten percent (10%).

“Adjusted Total Debt to EBITDAR Ratio” shall mean, as of any date of determination, the ratio of (i) Adjusted Total Debt as of such date to (ii) Consolidated EBITDAR as of such date, measured for the four Fiscal Quarter period ending on such date.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 10.1 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Revolving Commitments, including any Incremental Facility if and to the extent made pursuant to Section 2.4 of this Agreement, of all Lenders from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $500,000,000.

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“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders plus all Incremental Facility amounts of any of the Lenders at any time outstanding.

“Applicable Commitment Fee Percentage” shall mean, as of any date, the percentage per annum determined by reference to the applicable Adjusted Total Debt to EBITDAR Ratio in effect on such date as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Commitment Fee Percentage resulting from a change in the Adjusted Total Debt to EBITDAR Ratio shall be effective on the second Business Day after the date the Borrower is required to deliver the financial statements required by Section 5.1(a) or (b) and the compliance certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Commitment Fee Percentage shall be at Level IV until such time as such financial statements and certificate are delivered, at which time the Applicable Commitment Fee Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Commitment Fee Percentage from the Closing Date until the first financial statements and compliance certificate are required to be delivered shall be at Level II.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, the percentage per annum determined by reference to the applicable Adjusted Total Debt to EBITDAR Ratio in effect on such date as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Margin resulting from a change in such ratio shall be effective on the second Business Day after which the Borrower is required to deliver the financial statements required by Section 5.1(a) or (b) and the compliance certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Margin shall be at Level IV until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the first financial statements and compliance certificate are required to be delivered shall be at Level II.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean Banc of America Securities LLC.

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“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” shall mean Banc of America Securities LLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related

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transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the current board of directors nor (ii) appointed by directors so nominated.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) the making or issuance by any Governmental Authority after the date of this Agreement of any request, guideline or directive (whether or not having the force of law) requiring compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by such Lender’s or the Issuing Bank’s holding company, if applicable).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a LC Commitment.

“Closing Date” shall mean February 28, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a LC Commitment or any combination thereof (as the context shall permit or require).

“Consolidated Assets” shall mean, as of any date, the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP.

“Consolidated Companies” shall mean, collectively, the Borrower and any of its Subsidiaries, and “Consolidated Company” shall mean, individually, the Borrower or any of its Subsidiaries.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense determined on a consolidated basis in accordance with GAAP, (iii) depreciation and amortization determined on a consolidated basis in accordance with

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GAAP and (iv) all other non-cash charges determined on a consolidated basis in accordance with GAAP, in each case for such period.

“Consolidated EBITDAR” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated EBITDA plus (b) Consolidated Lease Expense, in each case for such period.

“Consolidated EBITR” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense determined on a consolidated basis in accordance with GAAP, (iii) all other non-cash charges, determined on a consolidated basis in accordance with GAAP, and (iv) Consolidated Lease Expense, in each case for such period.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) Consolidated Lease Expense for such period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Leases Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

“Consolidated Lease Expense” shall mean, for any period, the aggregate amount of fixed and contingent rental and operating lease expense payable by the Borrower and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Net Worth” shall mean, as of any date, (i) the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus the sum of (i) the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP and (ii) the

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amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.

“Consolidated Restaurant Revenues” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the restaurant sales and operating revenue generated at the restaurant level determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) any franchise royalty revenues or fees.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Disposition” shall mean the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, but excluding any sale, lease, license, transfer or other disposition permitted by Section 7.5 (a), (b), (c), (d) or (e).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(ii), (iv) and (v) (subject to such consents, if any, as may be required under Section 10.4(b)(ii)).

“Employee Benefit Plans” shall mean, collectively, Borrower’s Employee Stock Purchase Plan, the Morrison Incorporated Long Term Incentive Plan, the 1984 Morrison Incorporated Long Term Incentive Plan, the 1987 Stock Bonus and Non-Qualified Stock Option Plan, the 1989 Non-Qualified Stock Incentive Plan, the Ruby Tuesday, Inc. 1996 Stock Incentive Plan, the Ruby Tuesday, Inc. 1996 Non-Executive Stock Incentive Plan, the Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors, the Ruby

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Tuesday, Inc. Salary Deferral Plan, the Ruby Tuesday, Inc. Deferred Compensation Plan and any salary deferral or deferred compensation plan of any Subsidiary or franchisee of Borrower pursuant to which the equity securities of Borrower or any Subsidiary are the subject of rights to acquire such equity securities, an investment option under such plan or a matching contribution under such plan; in each case as any such plan may be amended, modified or replaced by successor plan thereto.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the

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imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new Applicable Lending Office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e).

“Existing Credit Agreement” shall have the meaning given to such term in the first WHEREAS paragraph.

“Existing Letters of Credit” means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.1(b) attached hereto.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by

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Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated January 22, 2007, executed by Bank of America and Banc of America Securities LLC and accepted by Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower or the Consolidated Companies, as applicable.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITR to (b) Consolidated Fixed Charges, in each case measured for the four Fiscal Quarter period ending on such date.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

"Franchise Facility Credit Agreement" means that certain Amended and Restated Loan Facility Agreement and Guaranty, dated as of November 19, 2004, among the Borrower, Bank of America, as servicer, and a syndicate of lenders, as amended, extended, replaced or refinanced from time to time.

"Franchise Facility" means that certain credit facility in the amount of up to $48,000,000 extended by Bank of America, as servicer, to certain franchisees of the Borrower, as guaranteed by the Borrower and certain of its Subsidiaries, all pursuant to the Franchise Facility Credit Agreement, with an option of the Borrower to increase such facility by $25,000,000 up to a total amount of $73,000,000.

“Franchise Partner” means, collectively, a limited liability company or limited partnership in which the Borrower owns an equity interest pursuant to the Franchise Partner Program.

“Franchise Partner Program” shall mean the optional financing and business structuring program offered by the Borrower to a limited number of qualified restaurant operators, such operators to be determined by the Borrower in its sole discretion, which provides such restaurant operators a business structure for organizing, owning and funding the establishment and operation of restaurants doing business under operating concepts owned by the Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

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“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean each Subsidiary Loan Party now or hereafter a party to the Subsidiary Guaranty Agreement or any Subsidiary that becomes a party to the Subsidiary Guaranty Agreement pursuant to Section 5.11, and their respective successors and permitted assigns.

“Guaranty” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of Guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor “) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guaranty” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values, in each case to which any Borrower or any Subsidiary is a party.

“Hostile Acquisition” shall mean any Investment resulting in control of a Person involving a tender offer or proxy contest that has not been recommended or approved by the board of directors of the Person that is the subject of the Investment prior to the first public announcement or disclosure relating to such Investment.

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“Incremental Facility” shall have the meaning provided in Section 2.4.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all obligations under Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information Memorandum” shall mean the Confidential Information Memorandum dated February 2007 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Interest Period” shall mean (i) with respect to any Eurodollar Borrowing, a period of one, two, three or six months, and (ii) with respect to a Swingline Loan, a period of such duration not to exceed 10 days, as the Borrower may request and the Swingline Lender may agree in accordance with Section 2.6; provided, that:

(i)             the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)            if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)           any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar

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month at the end of such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period ends; and

(iv)          no Interest Period may extend beyond the Revolving Commitment Termination Date.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Laws Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” shall mean SunTrust Bank with respect to the SunTrust Letter of Credit, and Bank of America with respect to all other Letters of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed or refinanced as a Loan on the Business Day of such drawing.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $50,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all unreimbursed drawings under Letters of Credit, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

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“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender.

“Letter of Credit” shall mean (a) the SunTrust Letter of Credit, (b) any letter of credit issued pursuant to Section 2.23 by Bank of America for the account of the Borrower pursuant to the LC Commitment and (c) any Existing Letter of Credit.

“LIBOR” shall mean, for any Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Fee Letter, all Notices of Borrowing, the Subsidiary Guaranty Agreement, all Notices of Conversion/Continuation and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

“Margin Regulations” shall mean Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any

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other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect to any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean (i) each Loan Party other than the Borrower, and (ii) each other Subsidiary of the Borrower, now existing or hereafter established or acquired, that at any time prior to the Revolving Commitment Termination Date, has or acquires total assets in excess of $5,000,000, or that accounted for or produced more than 5% of the Consolidated Net Income (Loss) of the Borrower on a consolidated basis during any of the three most recently completed fiscal years of the Borrower, or that is otherwise material to the operations or business of the Borrower or another Material Subsidiary.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Notes” shall mean, collectively, the Revolving Credit Notes and the Swingline Note.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.8(b) hereof.

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3(a).

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.6(a).

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the

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Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations arising under Hedging Agreements relating to the foregoing to the extent permitted hereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person in accordance with GAAP.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Payment Office” shall mean the office of the Administrative Agent for borrowings and paydowns as set forth in Section 10.1, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall have the meaning set forth in Section 7.3(j).

“Permitted Encumbrances” shall mean

(i)             Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)            statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by

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appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)           judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

(vi)          easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing   Indebtedness.

“Permitted Investments” shall mean:

(i)             direct obligations of, or obligations the principal of and interest on which are unconditionally Guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)            commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)           certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or Guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

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(v)          mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Liens” means all Liens permitted under Section 7.1.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Article VI (including for purposes of determining the Applicable Margin), that any Disposition, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 5.1(a) or (b). In connection with the foregoing, (a) with respect to any Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Rata Share” shall mean (i) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Loan funded under such Commitment), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Loans of all Lenders funded under such Commitments) and (ii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if the Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Loan) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if the Revolving

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Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Loans).

“Register” has the meaning provided in Section 10.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding at least 50.1% of the aggregate outstanding Revolving Commitments at such time or, if the Commitments are no longer in effect, Lenders holding at least 50.1% of the aggregate outstanding Loans.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.4.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit (subject to the terms herein) and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule 1.2, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance Agreement executed by such Person as an assignee, as the same may be changed pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean the earlier of (i) February 23, 2012, or (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

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“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, such Lender’s LC Exposure and such Lender’s Swingline Exposure.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.

“Revolving Lenders” shall mean, at any time, Lenders holding outstanding Revolving Loans and unused Revolving Commitments at such time or if the Lenders have no Revolving Loans outstanding, then Lenders holding the Revolving Commitments.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Note Purchase Agreement” means that certain Note Purchase Agreement dated as of April 1, 2003 among the Borrower and the purchasers party thereto, as amended or modified from time to time.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in

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light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, are directly or indirectly owned, controlled (intentionally lowercase) or held by the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement as amended, restated, supplemented or otherwise modified from time to time, substantially in the form of Exhibit D, made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.

“Subordinated Debt” shall mean all Indebtedness of Borrower subordinated to all obligations of Borrower or any other Loan Party arising under this Agreement, the Notes, and the Guaranty Agreement, created, incurred or assumed on terms and conditions satisfactory in all respects to the Administrative Agent and the Required Lenders, including without limitation, with respect to interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, and subordination provisions, as evidenced by the written approval of the Administrative Agent and Required Lenders.

“Subsidiary Loan Party” shall mean any Material Subsidiary that is not a Foreign Subsidiary.

“SunTrust Letter of Credit” shall mean the letter of credit issued by SunTrust Bank on October 19, 1995, Letter of Credit No. F501115, in favor of Director, Division of SELF, in the face amount of $300,000.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $50,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.6, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean Bank of America and its successors.

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“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit B.

“Swingline Rate” shall have the meaning assigned to such term in Section 2.6.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Traditional Franchisee” means, collectively, a franchisee of the Borrower that (i) is not a Franchise Partner and (ii) is not operating under the Franchise Partner Program.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2	Classifications of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Swingline Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “ Revolving Eurodollar Borrowing”).

Section 1.3	Accounting Terms and Determination.

(a)           Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial

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statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower wishes to change its fiscal year end in accordance with Section 7.10 and such change effects any covenant in Article VI, then the Borrower’s compliance with such covenant shall be determined on the basis of the fiscal year end in effect immediately before such requested change in fiscal year end became effective, until such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

(b)           Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VI (including for purposes of determining the Applicable Margin) shall be made on a Pro Forma Basis.

Section 1.4	Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

Section 1.5	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided,

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however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.6	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1	General Description of Facilities.

Subject to and upon the terms and conditions herein set forth, (i) the Revolving Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which the Revolving Lenders severally agree (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.23, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.5 and (iv) each Revolving Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.

Section 2.2	Revolving Loans.

Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment or (ii) the aggregate Revolving Credit Exposures of all Revolving Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3	Procedure for Revolving Borrowings.

The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of

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Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) (x) prior to noon on the Business Day of the requested date of each Base Rate Borrowing and (y) prior to 2:00 p.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.6 or Section 2.23 may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Revolving Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4	Incremental Facility.

Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time (but not to exceed four (4) increases in the aggregate) prior to the date that is ninety (90) days prior to the Revolving Commitment Termination Date, to incur additional Indebtedness under this Agreement in the form of an increase to the Aggregate Revolving Committed Amount (each an “Incremental Facility”) by an aggregate amount of up to $100,000,000. The following terms and conditions shall apply to each Incremental Facility: (a) the loans made under any such Incremental Facility (each an “Additional Loan”) shall constitute Obligations and will be guaranteed with the other Obligations on a pari passu basis, (b) any such Incremental Facility shall have the same terms (including interest rate and maturity date) as the existing Revolving Loans, (c) any such Incremental Facility shall be entitled to the same voting rights as the existing Revolving Loans and shall be entitled to receive proceeds of prepayments on the same basis as the existing Revolving Loans, (d) any such Incremental Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (e) any such Incremental Facility shall be in a minimum principal amount of $10,000,000 and integral multiples of $10,000,000 in excess thereof, (f) the proceeds of any Additional Loan will be used for the purposes set forth in Section 5.9, (g) the Borrower shall execute a Revolving Credit Note in favor of any new Lender, if requested by such Lender, (h) the conditions to Extensions of Credit in Section 3.2 shall have been satisfied and (i) the Administrative Agent shall have received from the Borrower updated financial projections and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Incremental Facility on a Pro Forma Basis, the Borrower will be in compliance with the financial covenants set forth in Article VI. Participation in the Incremental Facility shall be offered first to each of the existing Lenders, but no Lender shall have any obligation to provide all or any portion of the Incremental Facility. If the amount of the Incremental Facility requested by the Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such Incremental Facility, then the Borrower may invite other banks, financial

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institutions and investment funds reasonably acceptable to the Administrative Agent to join this Agreement as Lenders hereunder for the portion of such Incremental Facility not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request. If the commitments received for any Incremental Facility exceed the amount of such Incremental Facility, the Borrower and the Administrative Agent shall have the right to decide how such commitments are allocated. If commitments for the total amount of the Incremental Facility requested by the Borrower are not obtained, the Borrower shall have the right to accept the commitments which are obtained and accept an Incremental Facility in an amount less than requested so long as such accepted Incremental Facility exceeds the minimum amount set forth above. The Borrower shall have the right to decline any Incremental Facility if the Pro Rata Share of any existing Lender immediately prior to the implementation of the Incremental Facility would be different immediately thereafter. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document as may be necessary to incorporate the terms of any new Incremental Facility therein.

Section 2.5	Swingline Commitment.

Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower during the Availability Period in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

Section 2.6	Procedure for Swingline Borrowing; Etc.

(a)           The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.6 attached hereto (“Notice of Swingline Borrowing”) prior to 2:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Base Rate or any other interest rate as agreed between the Borrower and the Swingline Lender (the “Swingline Rate”) and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower

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in the applicable Notice of Swingline Borrowing not later than 3:00 p.m. on the requested date of such Swingline Loan.

(b)           The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Lenders (including the Swingline Lender) to make a Base Rate Loan in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.7, which will be used solely for the repayment of such Swingline Loan.

(c)           If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(d)           Each Revolving Lender’s obligation to make a Base Rate Loan pursuant to Section 2.6(b) or to purchase the participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof at the Federal Funds Rate. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

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Section 2.7	Funding of Borrowings.

(a)           Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office (or 3:00 p.m. in the case of Base Rate Borrowings); provided that the Swingline Loans will be made as set forth in Section 2.6. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)           Unless the Administrative Agent shall have been notified by any Lender prior to 5 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is participating that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate for up to two (2) days and thereafter at the rate specified for such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)           All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.8	Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.

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(b)           To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.8 hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to noon on the Business of the requested date of a conversion into a Base Rate Borrowing and (y) prior to 2:00 p.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)           If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)           Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.9	Optional Reduction and Termination of Commitments.

(a)           Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Commitment Termination Date.

(b)           Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, however, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Revolving Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of

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at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.

Section 2.10	Repayment of Loans.

(a)           The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)           The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.

Section 2.11	Evidence of Indebtedness.

(a)           Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)           At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Revolving Credit Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.

Section 2.12	Prepayments.

The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i)

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in the case of prepayment of any Eurodollar Borrowing, 12:00 noon not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 12:00 noon on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid; provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Revolving Loan (other than a Swingline Loan) shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000, and each partial prepayment of any Swingline Loan shall be in a minimum amount of $100,000 and integral multiples of $50,000. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.13	Interest on Loans.

(a)           The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, and the Borrower shall pay interest on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus the Applicable Margin in effect from time to time.

(b)	The Borrower shall pay interest on each Swingline Loan at the Swingline Rate.

(c)           If an Event of Default has occurred or is continuing, and at any time after acceleration of the Loans pursuant to the last paragraph of Section 8.1, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans (including all Swingline Loans) and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

(d)           Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each Fiscal Quarter and on the Revolving Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date. Interest on each Swingline Loans shall be payable quarterly in arrears on the last day of each Fiscal Quarter, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on

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the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14	Fees.

(a)           The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent in the Fee Letter.

(b)           The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Percentage (determined daily in accordance with Schedule 1.1) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. Accrued commitment fees shall be payable in arrears on the last day of each Fiscal Quarter and on the Revolving Commitment Termination Date, commencing on the first such date after the Closing Date; provided, further, however, that any commitment fees accruing after the Revolving Commitment Termination Date shall be payable on demand. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)           The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Lender, a letter of credit fee with respect to such Lender’s participation in each Letter of Credit, which shall accrue at the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate set forth in the Fee Letter on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued letter of credit fees and fronting fees shall be due and payable quarterly in arrears on the last day of each Fiscal Quarter, commencing with the last day of the Fiscal Quarter in which the first Letter of Credit is issued, and ending on the Revolving Commitment Termination Date, and thereafter accrued letter of credit fees and fronting fees shall be payable on demand.

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Section 2.15	Computation of Interest and Fees.

Other than calculations in respect of the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16	Inability to Determine Interest Rates.

If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i)             the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)            the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.17	Illegality.

If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving

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Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18	Increased Costs.

(a)	If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)            impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein; or

(iii)           change the basis of taxation of the overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the laws of which any Lender is organized or has its lending office;

and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within ten (10) days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital

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adequacy) then, from time to time, within ten (10) days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

Section 2.19	Funding Indemnity.

In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked) then, in any such event, the Borrower shall compensate each Lender, within ten (10) days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20	Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions

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applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan

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agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.21   Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 10.3 may be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount

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of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6(b), 2.7(b), 2.21(d), 2.23(d), or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.22	Mitigation of Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts

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payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

(b)           If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in future claims for such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.23	Letters of Credit.

(a)           During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Revolving Lenders pursuant to Section 2.23(d), agrees to issue, at the request of the Borrower, standby Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, however, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any extension thereof, one year after such extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate LC Exposure, plus the aggregate outstanding Revolving Loans and Swingline Loans of all Lenders would exceed the Aggregate Revolving Commitment Amount; and (iii) the Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall

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impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank (provided, however, the Issuing Bank agrees that it will not adopt policies for the sole purpose of preventing the issuance of Letters of Credit hereunder); (C) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than $1,000.00; (D) such Letter of Credit is to be denominated in a currency other than Dollars; (E) a default of any Lender’s obligations to fund under Section 2.23(e) exists, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender (and the Issuing Bank agrees to make reasonable efforts to enter into such satisfactory arrangements). Upon the issuance of each Letter of Credit and with respect to the SunTrust Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Furthermore, each Revolving Lender acknowledges and confirms that it has a participation interest in the liability of the Issuing Bank under the Existing Letters of Credit equal to such Revolving Lender’s Pro Rata Share of the Revolving Loans. The Borrower’s reimbursement obligations in respect of the Existing Letters of Credit, and each Revolving Lender’s obligations in connection therewith, shall be governed by the terms of this Agreement. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Lender by an amount equal to the amount of such participation.

(b)           To request the issuance of a Letter of Credit (or any amendment or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended or extended as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, however, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)           At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set

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forth in Section 2.23(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)           The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, however, that for purposes solely of such Borrowing, the conditions precedents set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Revolving Lenders of such Borrowing in accordance with Section 2.3, and each Revolving Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e)           If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then the Administrative Agent shall promptly notify the Revolving Lenders of such unreimbursed LC Disbursement, and each Revolving Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. If the Borrower shall fail to reimburse the Issuing Bank as provided above for a LC Disbursement, the unreimbursed amount shall bear interest at a rate equal to the Base Rate plus the Applicable Margin plus an additional 2% per annum, it being understood and agreed that such interest shall be for the account of each Revolving Lender on a pro forma basis after its funding of its participation of such unreimbursed LC Disbursement as provided below. Each Revolving Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other

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Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, however, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)            To the extent that any Revolving Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) of this Section 2.23 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, however, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Default Rate.

(g)           If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so

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applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h)           The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)             Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)            The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)           Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          Any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi)	The existence of a Default or an Event of Default.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment

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thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(i)             Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of ISP shall apply to each standby Letter of Credit and shall, as to matters not governed by the ISP, be governed by and construed in accordance with the laws of the State of Georgia so long as the Borrower has requested that Georgia law be applicable in such circumstances in the letter of credit application executed by the Borrower in connection with such Letter of Credit.

(j)            Upon the request of the Administrative Agent, (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, five (5) Business Days prior to the Revolving Commitment Termination Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Exposure. For purposes of this Section 2.23(j), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for the L/C Exposure, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

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ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1	Conditions To Effectiveness.

The obligations of the Lenders (including the Swingline Lender) to make initial Loans hereunder and the obligation of the Issuing Bank to issue any initial Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or BAS, as Lead Arranger.

(b)          The Administrative Agent (or its counsel) shall have received the following:

(i)             a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)            if requested by any Lender, the duly executed Notes payable to such Lender;

(iii)	the duly executed Subsidiary Guaranty Agreement;

(iv)          a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(v)           certified copies of the articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation or formation of such Loan Party;

(vi)          a favorable written opinion of Hunton & Williams, LLP, counsel to the Loan Parties, and Scarlett May, General Counsel of the Borrower (in the form of Exhibit 3.1(b)(vi)), addressed to the Administrative Agent and each of the

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Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(vii)         a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 3.2;

(viii)	duly executed Notices of Borrowing, if applicable;

(ix)          certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired;

(x)           evidence satisfactory to the Administrative Agent that the Existing Credit Agreement has been terminated and all interest, fees and principal accrued thereunder through the Closing Date will be paid in full from the initial Revolving Loans under this Agreement; and

(xi)          all other documents and information as the Administrative Agent reasonably requests.

Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2	Each Credit Event.

The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)           at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist or would result;

(b)           all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such

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Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto or, if such representations and warranties relate solely to an earlier date, were true and correct as of such earlier date; and

(c)           the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

Section 3.3	Delivery of Documents.

All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1	Existence; Power.

The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2	Organizational Power; Authorization.

The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party,

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will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against the Borrower or such Loan Party (as the case may be) in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3	Governmental Approvals; No Conflicts.

The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law, rule or regulation or the charter, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents or Permitted Liens.

Section 4.4	Financial Statements.

The Borrower has furnished to each Lender the audited consolidated balance sheet of the Borrower and its Subsidiaries as of June 6, 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended prepared by KPMG L.L.P. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied. Since June 6, 2006, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5	Litigation and Environmental Matters.

(a)           No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability against the Borrower or any Loan Party of this Agreement or any other Loan Document.

(b)           Neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental

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Liability or (iv) knows of any basis for any Environmental Liability, except for any failure or Environmental Liability that would not have a Material Adverse Effect.

Section 4.6	Compliance with Laws and Agreements.

The Borrower and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations, judgments, orders and rulings of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except in either case where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7	Investment Company Act, Etc.

Neither the Borrower nor any of its Subsidiaries is (a) an “investment company”, or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 4.8	Taxes.

The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. As of the Closing Date, the charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9	Margin Regulations.

None of the proceeds of any of the Loans or Letters of Credit will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable Margin Regulations.

Section 4.10	ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of

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Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.11	Ownership of Property.

(a)           As of the Closing Date, each of the Borrower and its Subsidiaries has good title to, or valid leasehold or other appropriate legal interests in, all of its real and personal property material to the operation of its business free and clear of any Liens except Permitted Liens.

(b)           Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights, franchises, licenses, and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.12	Disclosure.

The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the date of delivery to the Administrative Agent, the Information Memorandum did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading. None of the other reports (including without limitation all reports that the Borrower is required to file with the SEC), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender or anyone on their behalf in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.13	Labor Relations.

There are no strikes, lockouts or other material labor disputes, or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective

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bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14	Subsidiaries.

As of the Closing Date, Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Material Subsidiary that is a Subsidiary Loan Party.

Section 4.15	Solvency.

The Borrower and its Subsidiaries are Solvent on a consolidated basis.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of and interest on any Loan or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 5.1	Financial Statements and Other Information.

The Borrower will deliver to the Administrative Agent and each Lender:

(a)           as soon as available and in any event upon the earlier of the date that is 90 days after the end of each fiscal year of Borrower and the date that is 2 days after such information is filed with the SEC, a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by KPMG L.L.P. or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)           as soon as available and in any event upon the earlier of the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and the date that is 2 days after such information is filed with the SEC, an

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unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or treasurer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI, (iii) setting forth whether the Borrower is in compliance with Section 5.11 and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s most recent audited financial statements referred to in Section 4.4 or which have been previously delivered hereunder and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(e)           promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its

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securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 5.2	Notices of Material Events.

The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)	the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000; and

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3	Existence; Conduct of Business.

The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto;

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provided, however, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.2.

Section 5.4	Compliance with Laws, Etc.

The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5	Payment of Obligations.

The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment thereof, when aggregated with all other such unpaid obligations and liabilities, could not reasonably be expected to result in a Material Adverse Effect or (iii) the failure to make payment thereof could not result in a statutory Lien.

Section 5.6	Books and Records.

The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7	Visitation, Inspection, Etc.

The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 5.8	Maintenance of Properties; Insurance.

The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain good and marketable title to all property subject to no Liens except Permitted Liens and keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, either individually or it the

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aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

Section 5.9	Use of Proceeds and Letters of Credit.

The Borrower will use the proceeds of all Loans to refinance existing Indebtedness on the Closing Date, and, thereafter, to fund future permitted acquisitions, to finance working capital needs, to finance capital expenditures and for other general and/or lawful corporate purposes of the Borrower and its Subsidiaries, including share repurchases permitted hereunder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

Section 5.10	Additional Subsidiaries.

If any additional Material Subsidiary is acquired or formed after the Closing Date or any Subsidiary becomes a Material Subsidiary after the Closing Date, the Borrower will, within thirty (30) days after such Material Subsidiary is acquired or formed or such Subsidiary becomes a Material Subsidiary, notify the Administrative Agent and the Lenders thereof and will cause such Material Subsidiary to become a Loan Party by executing an agreement in the form of Annex I to Exhibit D in form and substance satisfactory to the Administrative Agent and will cause such Material Subsidiary to deliver simultaneously therewith similar documents applicable to such Material Subsidiary required under Section 3.1 as reasonably requested by the Administrative Agent.

Section 5.11	Additional Guaranties.

If at the end of any Fiscal Quarter of the Borrower:

(a)           the total assets of Subsidiaries that are not Guarantors constitute more than ten percent (10%) of the total assets of the Consolidated Companies, or

(b)           the Consolidated Net Income of Subsidiaries that are not Guarantors constitute more than ten percent (10%) of the Consolidated Net Income of the Consolidated Companies,

then the Borrower shall (i) notify the Administrative Agent thereof in the certificate delivered pursuant to Section 5.1(c) for such fiscal quarter and (ii) within 15 days thereafter, cause the appropriate number of Subsidiaries to become Guarantors (by execution of an agreement in the form of Annex I to Exhibit D in form and substance satisfactory to the Administrative Agent and will cause such Subsidiary to deliver simultaneously therewith similar documents applicable to

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such Subsidiary required under Section 3.1 as reasonably requested by the Administrative Agent) such that the statements set forth in clauses (a) and (b) above are not true.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on or any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 6.1	Minimum Fixed Charge Coverage Ratio.

The Consolidated Companies will maintain, as of the last day of each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than 2.00:1.00.

Section 6.2	Maximum Adjusted Total Debt to EBITDAR Ratio.

The Consolidated Companies will maintain, as of the end of each Fiscal Quarter, an Adjusted Total Debt to EBITDAR Ratio of not greater than 3.25:1.00.

Section 6.3	Minimum Consolidated Net Worth.

The Consolidated Companies will not, at any time, permit Consolidated Net Worth (as defined in the Senior Note Purchase Agreement) to be less than the sum of (a) $300,000,000 and (b) an aggregate amount equal to 25% of Consolidated Net Income (as defined in the Senior Note Purchase Agreement) (but, in each case, only if a positive number) for each completed fiscal year ending after June 4, 2003. The parties hereto acknowledge and agree that this Section 6.3 shall at all times be identical to Section 10.3 of the Senior Note Purchase Agreement, and, if such Section 10.3 is amended or modified, this Section 6.3 shall be deemed to be automatically amended or modified in the same manner at the same time. Furthermore, if Section 10.3 of the Senior Note Purchase Agreement is removed from the Senior Note Purchase Agreement and no longer required to be maintained by the Borrower, the parties hereto agree that this Section 6.3 should also be automatically removed from this Agreement.

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ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 7.1	Negative Pledge.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a)	Permitted Encumbrances;

(b)           any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.1; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(c)           other Liens not reflected in paragraphs (a) and (b) above securing Indebtedness or other obligations in the aggregate at any time not in excess of an amount, at any time the same is to be determined, equal to twenty percent (20%) of Consolidated Net Worth as determined at the end of the then most recently completed fiscal quarter of the Borrower; and

(d)           extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (c) of this Section; provided, however, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.2	Fundamental Changes.

(a)           Except as permitted in Section 7.5, the Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, however, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, however, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or

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otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (iv) any Subsidiary may liquidate or dissolve into a Subsidiary Loan Party or into the Borrower if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, however, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.3.

(b)           The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.3	Investments, Loans, Etc.

The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guaranty any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)           Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.3 (including Investments in Subsidiaries);

(b)	Permitted Investments;

(c)	Guaranties of Indebtedness;

(d)	Investments made by any Loan Party in or to any other Loan Party;

(e)          loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses;

(f)	Hedging Agreements permitted by Section 7.8;

(g)          Investments in franchise operators through the Franchise Partner Program;

(h)           Investments in franchise operators through the Traditional Franchisee program pursuant to the purchase option agreements entered into with those operators;

(i)            Investments received in settlement of Indebtedness created in the ordinary course of business;

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(j)           Acquisitions meeting the following requirements (each such Acquisition constituting a “Permitted Acquisition”):

(i)            as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representations and warranties contained herein shall be true both before and after giving effect to such Acquisition;

(ii)           such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

(iii)          the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Borrower and its Subsidiaries are engaged on the Closing Date;

(iv)         as of the date of consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained; and

(v)          in the case of any Acquisition where the aggregate consideration exceeds $75,000,000, not less than five (5) days prior to the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent, a pro forma compliance certificate, which shall reflect that, on a Pro Forma Basis, the Borrower would have been in compliance with the financial covenants set forth in Article VI for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 5.1(c) prior to the consummation of such Acquisition (giving effect to such Acquisition and all extensions of credit funded in connection therewith as if made on the first day of such period); and

(k)           Investments in common stock of the Borrower to the extent permitted under Section 7.4.

Investments under Section 7.3 shall not be permitted if, before or after giving effect to the making of such Investment, a Default or an Event of Default has occurred and is continuing.

Section 7.4	Restricted Payments.

The Borrower will not, and will not permit its Subsidiaries to, (x) declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or (y) make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the Obligations of the Borrower or any options, warrants,

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or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Loan Party and (iii) cash dividends paid on, and cash redemptions of, the common stock of the Borrower; provided, however, that no Default or Event of Default has occurred and is continuing before or after giving effect to the payment of such dividend or redemption.

Section 7.5	Sale of Assets.

The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than the Borrower or any wholly owned Subsidiary of the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a)           the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations, disposed of in the ordinary course of business;

(b)           the sale of inventory and Permitted Investments in the ordinary course of business;

(c)           the sale, lease or transfer of assets of any Subsidiary to the Borrower or any other Loan Party;

(d)           the sale of any assets pertaining to Ruby Tuesday units pursuant to the Borrower’s Franchise Partner Program;

(e)           the sale of any assets pertaining to Ruby Tuesday units pursuant to the Borrower’s Traditional Franchise program, provided that the aggregate units sold to Traditional Franchisees subsequent to the Closing Date shall not exceed the lesser of: (i) forty (40) units or (ii) units whose Consolidated Restaurant Revenues represent more than 5% of the Consolidated Restaurant Revenues of the Borrower for the four Fiscal Quarter period ending with the most recent Fiscal Quarter ended; provided, however, that no Default or Event of Default has occurred and is continuing or would occur as a result of such transaction; and

(f)            any other sale of the Consolidated Assets with an aggregate book value, when aggregated with all other such sales since the Closing Date, not exceeding $200,000,000 on the date of such transfer; provided, however, that no Default or Event of Default has occurred and is continuing or would occur as a result of such transaction.

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Section 7.6	Transactions with Affiliates.

The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its direct or indirect wholly owned Subsidiaries not involving any other Affiliates and (c) any Restricted Payment permitted by Section 7.4.

Section 7.7	Restrictive Agreements.

The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guaranty Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, however, that (i) the foregoing shall not apply to restrictions or conditions set forth in Schedule 7.7 or restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, and (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness if such restrictions and conditions apply only to the property or assets securing such Indebtedness.

Section 7.8	Hedging Agreements.

The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Agreement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Agreement under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Agreement entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.9	Amendment to Material Documents.

The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights in a manner materially adverse to the Borrower’s or Subsidiary’s duties or the

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Lenders’ rights under this Agreement under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any contract, agreement, document, or instrument to which the Borrower or Subsidiary is a party.

Section 7.10	Accounting Changes.

The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or approved by the Borrower’s independent accountants, or change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower and except that Borrower or any Subsidiary may, upon 30 days prior written notice to the Administrative Agent, change its fiscal year end to the Tuesday closest to any calendar quarter end.

Section 7.11	ERISA.

The Borrower will not, and will not permit any Subsidiary to engage in any transaction in connection with which the Borrower or such Subsidiary could reasonably be expected to be subject to a civil penalty assessed pursuant to ERISA which would have a Material Adverse Effect on the Borrower or such Subsidiary.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1	Events of Default.

If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Exhibits and Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in

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connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)           the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, 5.3 (with respect to the Borrower’s existence), 5.9 or Articles VI or VII; or

(e)           any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)            the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(g)           the Borrower or any Material Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or any substantial part of its assets,

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under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)             the Borrower or any Material Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $25,000,000; or

(k)           any judgment or order for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)             any nonmonetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)	a Change in Control shall occur or exist; or

(n)           any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any Subsidiary Loan Party contests in any manner the validity or enforceability of any Loan Document; or the Borrower or any Subsidiary Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are

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hereby waived by the Borrower; (iii) exercise all remedies contained in any other Loan Document; and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1	Appointment and Authority.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.2	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to

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exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 10.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action

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taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent; provided, however, that such appointment shall not relieve the Administrative Agent of any responsibility or liability with respect to the duties, rights and/or powers performed or exercised by such sub-agents. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.6	Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, with such successor to have combined capital and surplus and undivided profits of not less than $500,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be

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taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 9.7	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under 2.14 and 10.3) allowed in such judicial proceeding; and

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(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.9	Guaranty Matters.

The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Subsidiary Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 9.9.

Section 9.10	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the book managers or arrangers listed on the cover page hereof shall have any powers, duties, or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Lender, Issuing Bank or Swingline Lender.

ARTICLE X

MISCELLANEOUS

Section 10.1	Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

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To the Borrower:	Ruby Tuesday, Inc.

150 West Church Avenue

Maryville, TN 37801

Attention: Chief Financial Officer

Telecopy: 865-379-6817

To the Administrative Agent,

Issuing Bank and

Swingline Lender:	Borrowings and Paydowns:

Bank of America, N.A.

Credit Services Department

Lynn Cole

101 N. Tryon Street

Charlotte, NC 28255-0001

Phone: 704-387-3614

Fax: 704-409-0003

Bank of America, N.A.

New York, NY

ABA# 026-006-593

Account# 136-621-225-0600

Attention: Credit Services

Ref: Ruby Tuesday

Financial Reports and Bank Group Information:

Bank of America, N.A.

Agency Management

Antonikia L. Thomas

231 S. LaSalle St.

ILl-231-10-41

Chicago, IL 60604

Phone: 312-828-8938

Fax: 877-206-8432

In either case,

with a copy to:	Bank of America, N.A.
100 Federal Street
Boston, MA 02110

Attention: John H. Schmidt

To any other Lender:	the address set forth in the Administrative

Questionnaire

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when

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delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b)           Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2	Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or

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reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender; or (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.

Section 10.3	Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and BAS including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and BAS actually incurred, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel, fees of inside counsel, accountants, consultants, and other similar professional fees) actually incurred by the Administrative Agent, BAS, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Administrative Agent, BAS, each Issuing Bank and each Lender, and each Related Party of any of the foregoing (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the actual and reasonable fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom (including any refusal by the applicable Issuing Bank to honor a demand for

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payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c)           The Borrower shall pay, and hold the Administrative Agent, BAS and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, BAS and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)           To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, BAS, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, BAS, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, BAS, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f)            All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4	Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of

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participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Exposure and Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)  in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)   in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)            Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred

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and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any such assignment to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)         the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)         the consent of the Swingline Lender (such consent not to unreasonably withheld or delayed) shall be required for any assignment.

(iii)      Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to wave such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv)         No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(v)          No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20, 10.2 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

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                 (c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Exposure and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.2 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

(e)          Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender.

(f)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of

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its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

(h)           Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon thirty days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposure with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in LC Borrowings pursuant to Section 2.23). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.6(c).Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (2) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.5	Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Western District of North Carolina, and of any state court of the State of North Carolina located in

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Mecklenburg County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6	WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7	Right of Setoff.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default,

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without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Loan Parties against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Loan Parties after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8	Counterparts; Integration.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9	Survival.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

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Section 10.10	Severability.

Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11	Confidentiality.

Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12	Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

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Section 10.13	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 10.14	Patriot Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 10.15	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the

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Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.16	Waiver of Notice of Termination.

Those Lenders party hereto which are also party to the Existing Credit Agreement hereby waive any prior notice requirement under the Existing Credit Agreement with respect to the termination of commitments thereunder and the making of any prepayments thereunder.

(remainder of page left intentionally blank)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RUBY TUESDAY, INC.,

as Borrower

By	/s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Senior Vice President

[SEAL]

BANK OF AMERICA, N.A.,

as Administrative Agent

By	/s/ Michael Brashler

Name: Michael Brashler

Title: Vice Presdient

BANK OF AMERICA, N.A.,

as a Lender, an Issuing Bank and

Swingline Lender

By	/s/ John H. Schmidt

Name: John H. Schmidt

Title: Vice President

SUNTRUST BANK,

as a Lender and an Issuing Bank

By	/s/ Susan Hall

Name: Susan Hall

Title: Managing Director

RUBY TUESDAY INC.
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

WACHOVIA BANK,

NATIONAL ASSOCIATION,

as a Lender

By	/s/ Susan T. Gallagher

Name: Susan T. Gallagher

Title: Vice President

REGIONS BANK,

successor by merger to AmSouth Bank,

as a Lender

By	/s/ Amy Gillen

Name: Amy Gillen

Title: Senior Vice President

BRANCH BANKING AND TRUST COMPANY,

as a Lender

By	/s/ R. Andrew Beam

Name: R. Andrew Beam

Title: Senior Vice President

U.S. BANK, NATIONAL ASSOCIATION,

as a Lender

By	/s/ Frances W. Josephic

Name: Frances W. Josephic

Title: Vice President

CITIBANK, N.A.,

as a Lender

By	/s/ Mark Floyd

Name: Mark Floyd

Title: Vice President

RUBY TUESDAY INC.
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

WELLS FARGO BANK, N.A.,

as a Lender

By	/s/ Sharon Prince

Name: Sharon Prince

Title: Vice President

FIFTH THIRD BANK,

an Ohio banking corporation,

as a Lender

By	/s/ John K. Perez

Name: John K. Perez

Title: Vice President

RUBY TUESDAY INC.
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

SCHEDULE 1.1(a)

APPLICABLE MARGIN

Pricing Level	Adjusted Total Debt to EBITDAR Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Commitment Fee Percentage
I	Less than 2.0:1.00	0.50% per annum	0.000% per annum	0.10% per annum
II	Less than 2.50:1.00 but greater than or equal to 2.0:1.00	0.625% per annum	0.000% per annum	0.125% per annum
III	Less than 3.0:1.00 but greater than or equal to 2.50:1.00	0.75% per annum	0.000% per annum	0.15% per annum
IV	Greater than or equal to 3.0:1.00	1.0% per annum	0.000% per annum	0.20% per annum

Schedule 1.1(b)

EXISTING LETTERS OF CREDIT

Beneficiary	L/C Number	Expiry Date	Issuer	Amount
Zurich American Insurance	3056168	5/12/2007	Bank of America, N.A.	$590,000.00
Board of County Supervisor	3058188	2/13/2007	Bank of America, N.A.	$16,535.00
Hartford Fire Insurance Company	3058771	9/8/2007	Bank of America, N.A.	$9,425,000.00
Greensboro ABC Board	3060220	12/15/2007	Bank of America, N.A.	$2,000.00
The Travelers Indemnity Company	3061048	1/31/2008	Bank of America, N.A.	$1,568,000.00
Florida Self Insurers Guaranty	3061952	3/20/2007	Bank of America, N.A.	$60,000.00
Industrial Commission of Arizona	3062109	3/20/2007	Bank of America, N.A.	$106,000.00
Citicorp Leasing	3063377	1/13/2008	Bank of America, N.A.	$6,750,000.00
Jefferson County Commission	3064318	7/15/2007	Bank of America, N.A.	$5,750.00
National Union Fire Insurance	3065198	9/8/2007	Bank of America, N.A.	$365,000.00
National Union Fire Insurance	3065199	9/8/2007	Bank of America, N.A.	$292,513.00
NOLIN	3072448	1/5/2008	Bank of America, N.A.	$7,000.00
Board of County Supervisor	3076886	2/25/2007	Bank of America, N.A.	$30,704.00
North Wales Water Authority	3077718	11/14/2007	Bank of America, N.A.	$40,090.00
Montgomery Township	3077719	11/14/2007	Bank of America, N.A.	$456,354.80
Montgomery Township	3078856	12/16/2007	Bank of America, N.A.	$26,400.00
Director, Division of SELF	F501115	6/8/2007	SunTrust Bank	$300,000.00

SCHEDULE 1.2

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Pro Rata Share
Bank of America, N.A.	$110,000,000.00	22.000000000%
CitiBank, N.A.	$75,000,000.00	15.000000000%
Wachovia Bank, National Association	$75,000,000.00	15.000000000%
Regions Bank	$50,000,000.00	10.000000000%
SunTrust Bank, Inc	$50,000,000.00	10.000000000%
Wells Fargo Bank, N.A.	$50,000,000.00	10.000000000%
Branch Banking and Trust Company	$30,000,000.00	6.000000000%
Fifth Third Bank	$30,000,000.00	6.000000000%
U.S. Bank, National Association	$30,000,000.00	6.000000000%

Total	$500,000,000.00	100.000000000%

SCHEDULE 4.14

SUBSIDIARIES

PERCENTAGE OF OWNERSHIP OF SUBSIDIARIES

1.         The following are subsidiaries of Borrower (owned, in the percentage indicated, by Borrower unless otherwise noted):

Name	State of Organization	% Owned
RT of Annapolis, Inc. (name change)	Maryland	100%
4721 RT of Pennsylvania	Pennsylvania	100%
Ruby Tuesday of Marley Station, Inc.	Maryland	100%
Morrison of New Jersey, Inc.	New Jersey	100%
Orpah, Inc.	Maryland	100%
RT Hospitality - York, JV	Pennsylvania	50%
Ruby Tuesday of Allegany County, Inc.	Maryland	100%
Ruby Tuesday of Columbia, Inc.	Maryland	90%
Ruby Tuesday of Linthicum, Inc.	Maryland	100%
Ruby Tuesday of Salisbury, Inc.	Maryland	100%
Ruby Tuesday Sunday Club, Inc.	Alabama	100%
Ruby Tuesday of St. Mary’s, Inc.	Maryland	85%
Ruby Tuesday of Frederick, Inc.	Maryland	97%
RT of Cecil County, Inc.	Maryland	97%
RT of Clarksville, Inc.	Maryland	90%
Quality Outdoor Services, Inc.	Tennessee	100%
RT Airport, Inc.	Delaware	100%
RT Franchise Acquisition, LLC (A), (C)	Delaware	100%
RT Louisville Franchise, LLC (B)	Delaware	99%
RT McGhee Tyson, LLC	Delaware	99%
RT One Percent Holdings, Inc.	Delaware	100%
RT Southwest Franchise, LLC (A), (B)	Delaware	99%
Ruby Tuesday, LLC	Delaware	100%
RT One Percent Holdings, LLC	Delaware	100%
RT Minneapolis Holdings, LLC (C)	Delaware	100%
RT Omaha Holdings, LLC (C)	Delaware	100%
RT Denver, Inc.	Georgia	100%
RT Louisville, Inc.	Georgia	100%
RT Orlando, Inc.	Georgia	100%
RT South Florida, Inc.	Georgia	100%

Name	State of Organization	% Owned
RT Tampa, Inc	Georgia	100%
RT West Palm Beach, Inc.	Georgia	100%
RTBD, Inc. (A)	Delaware	100%
RT Kentucky Restaurant Holdings, LLC (A), (C)	Delaware	100%
RT New Hampshire Restaurant Holdings, LLC (C)	Delaware	100%
RTGC, LLC (A)	Colorado	100%
RT Restaurant Services, LLC	Delaware	100%
RT Finance, Inc. (A), (C)	Delaware	100%
RT Florida Equity, LLC (A)	Delaware	100%
RT New York Franchise, LLC (A)	Delaware	100%
RT Tampa Franchise, LP (A)	Delaware	100%
RT Northern California Franchise, LLC	Delaware	100%
RT Michiana Franchise, LLC (A)	Delaware	100%
RT Orlando Franchise, LP (A)	Delaware	100%
RT South Florida Franchise, LP (A)	Delaware	100%
RTTA, LP	Texas	100%
RTT Texas, Inc.	Texas	100%
RTTT, LLC (B)	Texas	100%
RT Distributing, LLC	Tennessee	100%
Ruby Tuesday GC Cards, Inc. (A)	Colorado	100%

A)	Material Subsidiary
B)	99% owned by RT Franchise Acquisition, LLC
C)	100% owned by RTBD, Inc.

2.         The following “liquor clubs/corporations” are owned by the members thereof and controlled by a Board of Directors, who are typically employees of Borrower or it’s Subsidiaries and Affiliates. These “clubs” enter into service agreements with Borrower to provide the services necessary to conduct alcoholic beverage sales and related service at Borrower’s restaurants located in the relevant states.

Name	State of Organization
RT Jonesboro Club	Arkansas
RT Arkansas Club, Inc.	Arkansas
Ruby Tuesday of BWI, Inc.	Maryland
RT of Riverside, Inc.	Maryland
Ruby Tuesday of Pocomoke City, Inc.	Maryland
RT of Fruitland, Inc.	Maryland
RTMB Lodging Joint Venture	Pennsylvania
RT Stonebridge Joint Venture	Pennsylvania

SCHEDULE 7.1

EXISTING LIENS

None.

SCHEDULE 7.3

EXISTING INVESTMENTS

See Schedule 4.14 for a listing of direct and indirect Subsidiaries of Borrower in which Borrower has made an Investment.

Various promissory notes issued to Borrower by franchise partners or other entities as listed below on this Schedule 7.3.

Option Agreement dated November 20, 2000 between Borrower and Specialty Restaurant Group, LLC (SRG) pursuant to which Borrower has the option to acquire a 33% membership interest in SRG.

Line of Credit Agreement and Promissory Term Note, each dated August 31, 1999, between Borrower (as lender) and RT McGhee-Tyson, LLC (as borrower) in the amount of $1,000,000.

Line of Credit Agreement and Promissory Term Note, each dated March 6, 2000, between Borrower (as lender) and RT Franchise Acquisition, LLC (as borrower) in the amount of $150,000.

Limited liability company interests or limited partner interests held by Borrower or a Subsidiary in franchise partners as follows:

(a)	50% ($501,000) in connection with RT Minneapolis Franchise, LLC (held by RT Minneapolis Holdings, LLC);
(b)	50% ($501,000) in connection with RT Omaha Franchise, LLC (held by RT Omaha Holdings, LLC);
(c)	50% ($501,000) in connection with RT Detroit Franchise, LLC (held by RT Franchise Acquisition, LLC);
(d)	50% ($501,000) in connection with RT KCMO Franchise, LLC (held by Ruby Tuesday, Inc.);
(e)	50% ($501,000) in connection with RT Michigan Franchise, LLC (held by RT Franchise Acquisition, LLC);
(f)	50% ($501,000) in connection with RT New England Franchise, LLC (held by Ruby Tuesday, Inc.);
(g)	50% ($501,000) in connection with RT Western Missouri Franchise, LLC (held by RT One Percent Holdings, LLC);
(h)	50% ($501,000) in connection with RT West Palm Beach Franchise, LP (39% held by RT Florida Equity, LLC, and 11% held by RT West Palm Beach, Inc.);
(i)	50% ($501,000) in connection with RT St. Louis Franchise, LLC (held by RT One Percent Holdings, LLC);
(j)

1% each ($1,000 each) in connection with each other Franchise Partner (Ruby Tuesday, Inc. holds 1% each of RT Long Island Franchise, LLC, RT Seattle Franchise, LLC, RT Indianapolis Franchise, LLC, RT Utah Franchise, LLC, RT Las Vegas Franchise, LLC, RT Portland Franchise, LLC, and RT Denver Franchise, LP)

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LLC, RT Portland Franchise, LLC, and RT Denver Franchise, LP)and the right to increase such ownership to 50% or more as allowed in the Franchise Partner Program.

Effective as of December 5, 2006:

	Original	Outstanding	Note	Payoff
	Debt	Balance	Date	Date
RTI loans to:
RT Chicago Franchise, LLC....................	7,038,000	1,000,000	03/27/00	03/27/11
RT Michigan Franchise, LLC..................	6,000,000	5,714,000	05/27/00	03/27/19
RT Long Island Franchise, LLC...............	1,437,000	1,437,000	03/31/06	05/10/09
RT Detroit Franchise, LLC.....................	3,205,000	1,881,000	03/27/00	03/27/11
RT St. Louis Franchise, LLC..................	2,055,000	1,987,000	12/05/01	09/05/11
RT Minneapolis Franchise, LLC...............	1,528,000	1,007,000	10/12/98	08/12/10
RT Indianapolis Franchise, LLC...............	1,250,000	1,525,000	12/05/01	12/05/12
RT Utah Franchise, LP...........................	1,300,000	1,300,000	01/07/05	01/01/09
All Saints Investments Limited, et al.........	931,005	1,060,000	03/24/03	03/17/07

	Maximum
	Available
	Credit
RTI Lines of credit:
RT Utah Franchise, LP........................		490,000
RT Long Island Franchise, LCC.............		400,000	03/03/06
RT Portland, LP................................		10,000	09/22/06
RT New England Franchise, LLC...........	200,000	235,000	08/05/05	12/31/06

		24,246,000

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SCHEDULE 7.7

RESTRICTIVE AGREEMENTS

  1.     Restrictive agreements provided for in, or in other documents or agreements executed in connection with, the Amended and Restated Franchise Loan Facility Agreement in the amount of $48,000,000 (which may be increased to a total of $73,000,000) by and among Borrower, Bank of America, N.A. , as Servicer, and each of the participants party thereto dated as of November 19, 2004 together with any renewal or replacement thereof.

  2.     Liens and/or restrictive agreements provided for in, or in other documents or agreements executed in connection with, the Financing Agreement between Borrower and Citicorp Leasing, Inc. (“Citicorp”) whereby Borrower agrees to provide a letter of credit to Citicorp as partial guaranty of up to $20 million in construction/development financing by Citicorp to Borrower’s Franchise Partners. The maximum amount of Borrower’s possible letter of credit under the Citicorp facility is $8.0 million.

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EXHIBIT A

REVOLVING CREDIT NOTE

_______________

FOR VALUE RECEIVED, the undersigned, Ruby Tuesday, Inc., a Georgia corporation (the “Borrower”), hereby promises to pay to ________________ (the “Lender”) or its registered assigns, in accordance with the provisions of that certain Amended and Restated Revolving Credit Agreement dated as of February 28, 2007, (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent for the lenders, the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

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Exhibit A

RUBY TUESDAY, INC.

By:

Name:

Title:

[SEAL]

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Exhibit A

EXHIBIT B

SWINGLINE NOTE

_______________

FOR VALUE RECEIVED, the undersigned, Ruby Tuesday, Inc., a Georgia corporation (the “Borrower”), hereby promises to pay to Bank of America, N.A. (the “Swingline Lender”) or its registered assigns, in accordance with the provisions of that certain Amended and Restated Revolving Credit Agreement dated as of February 28, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent for the lenders, the principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Swingline Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Swingline Loan from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swingline Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. THIS SW1NGLINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND ANY APPLICABLE LAWS OF THE UNTTED STATES OF AMERICA.

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Exhibit B

RUBY TUESDAY, INC.

By:

Name:

Title:

[SEAL]

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Exhibit B

EXHIBIT C

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans and the Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an
Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Ruby Tuesday, Inc., a Georgia corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the

Credit Agreement

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Exhibit C

5.

Credit Agreement:        Amended and Restated Revolving Credit Agreement dated as of February 28, 2007 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Ruby Tuesday, Inc., a Georgia corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.

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Exhibit C

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans[3]

7.	Trade Date:	__________________

8.	Effective Date:	__________________

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:

Name:

Title:

_________________________

1 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”)

2 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

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Exhibit C

[Consented to and]4 Accepted:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:

Name:

Title:

Consented to:

RUBY TUESDAY, INC.,

a Georgia corporation

By:

Name:

Title:

[Consented to:] 5

BANK OF AMERICA, N.A.,

as Issuing Bank

By:

Name:

Title:

_________________________

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

5 To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

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Exhibit C

Annex 1 to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 10.4(b)(ii), (iv) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.4(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

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2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Georgia.

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Exhibit C

EXHIBIT D

FORM OF

SUBSIDIARY GUARANTY AGREEMENT

THIS SUBSIDIARY GUARANTY AGREEMENT, dated as of February 28, 2007 (the “Subsidiary Guaranty Agreement”) among each of the Subsidiaries (each such subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) of Ruby Tuesday, Inc., a Georgia corporation (the “Borrower”) from time to time parties hereto, and, Bank of America, N.A., a national banking association as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of February 28, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), swingline lender (in such capacity, the “Swingline Lender”) and issuing bank (in such capacity, the “Issuing Bank”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Loans to the Borrower, and the Issuing Bank has agreed to issue Letters of Credit for the account of the Borrower, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Guarantors is a direct or indirect wholly-owned Subsidiary of the Borrower and acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders, and the issuance of the Letters of Credit by the Issuing Bank. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Guarantors of this Subsidiary Guaranty Agreement. As consideration therefor and in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit, the Guarantors are willing to execute this Subsidiary Guaranty Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1.   Definitions. Capitalized terms used but not otherwise defined shall have the meanings provided in the Credit Agreement. As used herein:

“Guaranteed Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender (including the Swingline Lender) incurred pursuant to the Credit Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations arising

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under Hedging Agreements relating to the foregoing to the extent permitted hereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

SECTION 2.  The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement with a Loan Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained in the Credit Agreement, or in any other of the Loan Documents or Hedging Agreements, the obligations of each Guarantor under this Subsidiary Guaranty Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

SECTION 3.   Guaranteed Obligations Unconditional. The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid hereunder until such time as the Guaranteed Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of any of the Loan Documents, any Hedging Agreement between any Loan Party and any Lender, or any

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Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Hedging Agreements shall be done or omitted;

(c)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Hedging Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Hedging Agreements shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien granted to, or in favor of, the Administrative Agent, any Lender or any of the holder of Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e)           any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Hedging Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 4.  Reinstatement. The obligations of the Guarantors hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of external counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 5.   Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 3 and through the exercise of rights of contribution pursuant to Section 7.

SECTION 6.    Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 8.1 of the Credit Agreement (and shall be deemed to have become

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automatically due and payable in the circumstances provided in Section 8.1 of the Credit Agreement) for purposes of Section 2 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 2.

SECTION 7.    Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Guaranteed Obligations have been paid in full and the Commitments have terminated.

SECTION 8.  Guaranty of Payment: Continuing Guaranty. The guarantee in this Subsidiary Guaranty Agreement is a guaranty of payment and not of collection, and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.

SECTION 9. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the Lenders will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 10. Representations and Warranties. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it (as a Subsidiary of the Borrower) contained in the Credit Agreement are true and correct.

SECTION 11. Termination. The guaranties made hereunder (a) shall terminate when all the Guaranteed Obligations have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero and the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender or any Guarantor upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise. In connection with the foregoing, the Administrative Agent shall execute and deliver to such Guarantor or Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request from time to time to evidence such termination and release.

SECTION 12. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have

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been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Lenders, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). If all of the capital stock or other equity interest of a Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Credit Agreement, such Guarantor shall be released from its Guaranteed Obligations under this Agreement without further action, and upon request of such Guarantor or the Borrower, the Administrative Agent will execute and deliver to the Borrower, at the Borrower’s expense, such additional documents, instruments or agreements (all of which shall be prepared by the Borrower) as the Borrower or Guarantor shall reasonably request to further evidence the termination of this Guaranty. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the Guaranteed Obligations of any other Guarantor hereunder.

SECTION 13. Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the Lenders under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

SECTION 14. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

SECTION 15. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it at its address set forth on Schedule I attached hereto.

SECTION 16. Survival of Agreement; Severability. (a) All covenants, agreements representations and warranties made by the Guarantors herein and in the certificates or other

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instruments prepared or delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the Issuing Bank regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid or the LC Exposure does not equal zero and as long as the Commitments have not been terminated.

(b)           In the event one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 17. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 12), and shall become effective as provided in Section 12. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 18. Rules of Interpretation. The rules of interpretation specified in Section 1.4 of the Credit Agreement shall be applicable to this Agreement.

SECTION 19. Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Georgia State court or Federal court of the United States of America sitting in Atlanta, Georgia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

(b)           Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any Georgia State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent

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permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 20. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

SECTION 21. Waiver of Certain Damages. To the extent permitted by applicable law, no Guarantor shall assert, and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Subsidiary Guaranty Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

SECTION 22. Additional Guarantors. Pursuant to Section 5.10 of the Credit Agreement, each Subsidiary Loan Party that was not in existence on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming Subsidiary Loan Party. Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary Loan Party of an instrument in the form of Annex 1, such Subsidiary Loan Party shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 23. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or the Issuing Bank to or for the credit or the account of any Guarantor against any or all the Guaranteed Obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Lender or the Issuing Bank, irrespective of whether or not such Person shall have made any demand under this Agreement or any other Loan Document and although such Guaranteed Obligations may be unmatured. The

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rights of each Lender and the Issuing Bank under this Section 22 are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Issuing Bank, as the case may be, may have.

SECTION 24.  No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for under the Credit Agreement and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between each Loan Party and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RTBD, INC.

By:

Name:

Title:

RT FINANCE, INC.

By:

Name:

Title:

RUBY TUESDAY GC CARDS, INC.

By:

Name:

Title:

RT TAMPA FRANCHISE, LP

By:

Name:

Title:

RT ORLANDO FRANCHISE, LP

By:

Name:

Title:

RT SOUTH FLORIDA FRANCHISE, LP

By:

Name:

Title:

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RT NEW YORK FRANCHISE, LLC

By:

Name:

Title:

RT SOUTHWEST FRANCHISE, LLC

By:

Name:

Title:

RT MICHIANA FRANCHISE, LLC

By:

Name:

Title:

RT FRANCHISE ACQUISITION, LLC

By:

Name:

Title:

RT KENTUCKY RESTAURANT HOLDINGS, LLC

By:

Name:

Title:

RT FLORIDA EQUITY, LLC

By:

Name:

Title:

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RTGC, LLC

By:

Name:

Title:

BANK OF AMERICA, N.A., as

Administrative Agent

By:

Name:

Title:

[SIGNATURE PAGE TO SUBSIDIARY GUARANTY AGREEMENT]

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SCHEDULE I TO THE SUBSIDIARY GUARANTY AGREEMENT

Guarantor(s)	Address

RTBD, Inc.	Attn:	Griffin Corporate Services,
Victoria Garrett
300 Delaware Avenue, 9th Floor
Wilmington, DE 19801

with a copy to:

Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

RT FINANCE, INC.	Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

RUBY TUESDAY GC CARDS, INC.	Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

RT TAMPA FRANCHISE, LP	Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

RT ORLANDO FRANCHISE, LP	Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

RT SOUTH FLORIDA FRANCHISE, LP	Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

RT NEW YORK FRANCHISE, LLC	Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

RT SOUTHWEST FRANCHISE, LLC	Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

RT MICHIANA FRANCHISE, LLC	Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

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RT FRANCHISE ACQUISITION, LLC	Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

RT KENTUCKY RESTAURANT	Attn:	Legal Department
HOLDINGS, LLC	150 West Church Avenue
Maryville, TN 37801

RT FLORIDA EQUITY, LLC	Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

RTGC, LLC	Attn:	Legal Department

150 West Church Avenue

Maryville, TN 37801

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Exhibit D

ANNEX 1 TO THE SUBSIDIARY GUARANTY AGREEMENT

SUPPLEMENT NO. ☐ dated as of ☐, to the Subsidiary Guaranty Agreement (the “Guaranty Agreement”) dated as of February 28, 2007 among each of the subsidiaries listed on Schedule I thereto (each such Subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) of RUBY TUESDAY, INC., a Georgia corporation (the “Borrower”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

A.            Reference is made to the Amended and Restated Revolving Credit Agreement dated as of February 28, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent, swingline lender and issuing bank (in such capacity, the “Issuing Bank”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C.            The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Pursuant to Section 5.10 of the Credit Agreement, each Subsidiary Loan Party that was not in existence or not a Subsidiary Loan Party on the date of the Credit Agreement is required to enter into the Guaranty Agreement as a Guarantor upon becoming a Subsidiary Loan Party. Section 22 of the Guaranty Agreement provides that additional Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 22 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a Guarantor in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and

CHAR1\936505v2

Exhibit D

constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 15 of the Guaranty Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

SECTION 8. The New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges actually incurred of counsel for the Administrative Agent.

CHAR1\936505v2

Exhibit D

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:

Name:

Title:

Address:

BANK OF AMERICA, N.A., as

Administrative Agent

By:

Name:

Title:

CHAR1\936505v2

Exhibit D

EXHIBIT 2.3

NOTICE OF REVOLVING BORROWING

[date]

Bank of America, N.A.

Credit Services Department

Lynne Barrett Cole,

AVP; Credit Services Consultant

Charlotte SAG Servicing Team

Mail Code: NC1-001-04-39

One Independence Center

101 N. Tryon Street

Charlotte, NC 28255-0001

Dear Sirs:

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of February 28, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and Bank of America, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:

(A)	Aggregate principal amount of Revolving Borrowing: ________________

(B)	Date of Revolving Borrowing (which is a Business Day): ______________

(C)	Interest Rate basis: __________________________

(D)	Interest Period: _____________________________

(E)	Location and number of Borrower’s account to which proceeds of Revolving Borrowing are to be disbursed:_________________

CHAR1\936505v2

Exhibit 2.3

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

RUBY TUESDAY, INC.

By:___________________________

Name:

Title:

CHAR1\936505v2

Exhibit 2.3

EXHIBIT 2.6

NOTICE OF SWINGLINE BORROWING

[date]

Bank of America, N.A.

Credit Services Department

Lynne Barrett Cole,

AVP; Credit Services Consultant

Charlotte SAG Servicing Team

Mail Code: NC1-001-04-39

One Independence Center

101 N. Tryon Street

Charlotte, NC 28255-0001

Dear Sirs:

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of February 28, 2007 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and Bank of America, N.A., as Administrative Agent, Issuing Bank, and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:

(A)	Principal amount of Swingline Loan: ___________________________________

(B)	Date of Swingline Loan (which is a Business Day): _______________________

(C)	Location and number of Borrower’s account to which proceeds of Swingline Loan are to be disbursed: _____________________

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

RUBY TUESDAY, INC.

By:________________________

Name:

Title:

CHAR1\936505v2

Exhibit 2.6

EXHIBIT 2.8

FORM OF CONTINUATION/CONVERSION

[date]

Bank of America, N.A.

Credit Services Department

Lynne Barrett Cole,

AVP; Credit Services Consultant

Charlotte SAG Servicing Team

Mail Code: NC1-001-04-39

One Independence Center

101 N. Tryon Street

Charlotte, NC 28255-0001

Dear Sirs:

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of February 28, 2007 (as amended, restated or modified from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and Bank of America, N.A., as Administrative Agent, Issuing Bank, and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Continuation/Conversion and the Borrower hereby requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:

(A)	Borrowing to which this request applies: ___________________________

(B)	Principal amount of Borrowing to be converted/continued: ____________

(C)	Effective date of election (which is a Business Day): _________________

(D)	Interest rate basis: _____________________

(E)	Interest Period: _______________________

Very truly yours,

RUBY TUESDAY, INC.

By:__________________________

Name:

Title:

CHAR1\936505v2

Exhibit 2.8

EXHIBIT 3.1(b)(iv)

RUBY TUESDAY, INC.

CERTIFICATE REGARDING CHARTER, BYLAWS,

RESOLUTIONS AND INCUMBENCY

The undersigned, Scarlett May, being the Secretary of Ruby Tuesday, Inc., a Georgia corporation (the “Borrower”), hereby gives this certificate to induce Bank of America, N.A., as Agent (the “Administrative Agent”), and each of the financial institutions (the “Participants”) listed on the signature pages to the Amended and Restated Revolving Credit Agreement (herein defined) to consummate certain financial accommodations with the Borrower pursuant to the terms of that certain Amended and Restated Revolving Credit Agreement, dated of even date herewith, between the Borrower, The Administrative Agent and the Participants (the “Credit Agreement”). Capitalized terms used herein which are not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies that:

1.         In her aforesaid capacity as Secretary of the Borrower, she is familiar with, and keeps control of, its articles of incorporation, bylaws and minute books, and schedules meetings of its Board of Directors;

2.         Attached hereto as Exhibit A is a true and correct copy of the Articles of Incorporation of the Borrower, as in effect on the date hereof;

3.         Attached hereto as Exhibit B is a true and correct copy of the bylaws of the Borrower as in effect on the date hereof;

4.         Attached hereto as Exhibit C is a true and correct copy of resolutions of the Board of Directors of the Borrower duly adopted on [                    ], at a meeting of the members of said Board of Directors at which a quorum was present and acting throughout, that such proceedings were conducted in accordance with the Articles of Incorporation and bylaws of the Borrower, and said resolutions have not been amended, rescinded, modified or revoked, and are in full force and effect as of the date hereof;

5.         The following persons constitute officers of the Borrower, and such officers are duly authorized and empowered to execute the Credit Agreement and all other documents and agreements to which the Borrower is a party; and the signatures executed below are the true and correct signatures of such officers:

CHAR1\936505v2

Exhibit 3.1(b)(iv)

Title	Name	Signature
Senior Vice President and	Marguerite N. Duffy	________________________

Chief Financial Officer,

Treasurer and Assistant

Secretary

Vice President, General	Scarlett May	________________________

Counsel and Secretary

IN WITNESS WHEREOF, the undersigned has executed this certificate in his capacity as Secretary, this ____ day of __________, 20__.

__________________________________

Scarlett May

Secretary

The undersigned being a duly authorized officer of the Borrower, hereby certifies to the Administrative Agent and the Participants that Scarlett May is the duly appointed Secretary of the Borrower, and she is duly authorized and empowered to execute this Certificate and all documents to which Borrower is a party, and the signature executed above is his true and correct signature.

__________________________________

Marguerite N. Duffy

Senior Vice President

CHAR1\936505v2

Exhibit 3.1(b)(iv)

EXHIBIT 3.1(b)(vi)

FORM OF GENERAL COUNSEL LEGAL OPINION

February __, 2007

To:

Each of the Lenders party to the Amended and Restated Revolving Credit Agreement referenced below and each assignee thereof that becomes a “Lender” as provided therein, and Bank of America, N.A., in its capacity as Administrative Agent

Re:

Amended and Restated Revolving Credit Agreement dated as of February __, 2007, among Ruby Tuesday, Inc., each of the Lenders listed on the signature pages thereto and Bank of America, N.A., in its capacity as Administrative Agent, Issuing Bank and Swingline Lender (the “Credit Agreement”)

Ladies and Gentlemen:

This opinion is furnished pursuant to Section 3.1(b)(vi) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth or referred to in the Credit Agreement, unless otherwise defined herein.

I am (a) Vice President, General Counsel and Secretary for Ruby Tuesday, Inc., a Georgia corporation (the “Borrower”), and (b) Vice President and Secretary of RTBD, Inc., a Delaware corporation, RT Finance, Inc., a Delaware corporation, RT Tampa Franchise, LP, a Delaware limited partnership, RT Orlando Franchise, LP, a Delaware limited partnership, RT South Florida Franchise, LP a Delaware limited partnership, RTGC, LLC, a Colorado limited liability company, RT New York Franchise, LLC, a Delaware limited liability company, RT Southwest Franchise, LLC, a Delaware limited liability company, RT Michiana Franchise, LLC, a Delaware limited liability company, RT Franchise Acquisition, LLC, a Delaware limited liability company, RT Florida Equity, LLC, a Delaware limited liability company, RT Kentucky Restaurant Holdings, LLC, a Delaware limited liability company, and Ruby Tuesday GC Cards, Inc., a Colorado corporation (each a “Guarantor;” collectively, the “Guarantors;” the Borrower and Guarantors referred to collectively herein as the “Loan Parties”), in connection with the preparation, negotiation, execution, and delivery of the following documents, each dated of even date herewith unless otherwise noted (the following documents listed in clauses (1) through (5) are collectively referred to as the “Credit Documents”):

1.	The Credit Agreement;
2.	The Revolving Credit Notes;
3.	The Swingline Note;
4.	The Subsidiary Guaranty Agreement;
5.	The Fee Letter, dated as of January 22, 2007; and
6.	All other instruments, documents, certificates, agreements, and writings executed by the Loan Parties in connection with the above documents.

In connection with this opinion, I have examined the Credit Documents and the other documents described above. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public

Each of the Lenders party to the Credit Agreement

February __, 2007

officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

I have assumed the genuineness of all signatures (other than those on behalf of the Loan Parties), the capacity of all natural persons, authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such documents.

With respect to any element of mutuality which may be required in order to support the enforceability of the Credit Documents, I have assumed that the Lenders and the Administrative Agent have all requisite power and authority to enter into and perform their respective obligations under the Credit Agreement and such other Credit Documents to which they are parties, that the Credit Agreement and such other Credit Documents have been duly authorized, executed and delivered by such Lenders and the Administrative Agent, and that the Credit Agreement and such other Credit Documents constitute the legal, valid and binding obligations of such Lenders and the Administrative Agent.

Based on the foregoing, and subject to the qualifications hereinafter set forth, I am of the opinion that:

1.

The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; each of RTBD, Inc., and RT Finance, Inc., is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; each of RT New York Franchise, LLC, RT Franchise Acquisition, LLC, RT Southwest Franchise, LLC, RT Michiana Franchise, LLC, RT Florida Equity, LLC and RT Kentucky Restaurant Holdings, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; each of RT Tampa Franchise, LP, RT Orlando Franchise, LP and RT South Florida Franchise, LP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware; RTGC, LLC, is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado; and Ruby Tuesday GC Cards, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

2.

Each Loan Party has, respectively, the corporate or organizational power to own and operate its property and to conduct its business as now conducted and to execute, deliver and perform the Credit Documents to which it is a party, and has taken all necessary corporate or organizational action to authorize the execution, delivery and performance of such Credit Documents to which it is a party. Each Loan Party has, respectively, duly authorized, executed and delivered each Credit Document to which it is a party.

3.

No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority of the United States, the State of Tennessee, the State of Georgia (with respect to Borrower), the State of Delaware (with respect to RTBD, Inc., RT Finance, Inc., RT Tampa Franchise, LP, RT Orlando Franchise, LP, RT South Florida Franchise, LP, RT New York Franchise, LLC, RT Michiana Franchise, LLC, RT Franchise Acquisition, LLC, RT Southwest Franchise, LLC, RT Florida

Each of the Lenders party to the Credit Agreement

February __, 2007

Equity, LLC, and RT Kentucky Restaurant Holdings, LLC), or the State of Colorado (with respect to RTGC, LLC and Ruby Tuesday GC Cards, Inc) is required in connection with the execution, delivery and performance by each such Loan Party, nor the validity or enforceability against such Loan Party, of the Credit Documents to which such Loan Party is a party.

4.

(a)  The execution, delivery and performance by each of the Loan Parties of the Credit Documents to which it is a party does not and will not violate (i)(A) the articles or certificate of incorporation or bylaws of the Borrower, RTBD, Inc., RT Finance, Inc., or Ruby Tuesday GC Cards, Inc.; (B) the articles or certificate of organization or formation or operating agreement of RTGC, LLC, RT New York Franchise, LLC, RT Franchise Acquisition, LLC, RT Southwest Franchise, LLC, RT Michiana Franchise, LLC, RT Florida Equity, LLC or RT Kentucky Restaurant Holdings, LLC; or (C) the articles or certificate of limited partnership or partnership agreement of RT Tampa Franchise, LP, RT Orlando Franchise, LP or RT South Florida Franchise, LP; or (ii) any other existing Requirement of Law of the United States of America, the State of Tennessee, the State of Georgia (with respect to Borrower), the State of Delaware (with respect to RTBD, Inc., RT Finance, Inc., RT Florida Equity, LLC, Ruby Tuesday, LLC, RT New York Franchise, LLC, RT Franchise Acquisition, LLC, RT Southwest Franchise, LLC, RT Kentucky Restaurant Holdings, LLC, and RT Tampa Franchise, LP), or the State of Colorado (with respect to RTGC, LLC) (excluding any fair trade, franchising or other business opportunity or similar laws as to which I express no opinion) applicable to such Loan Party, or (iii) insofar as known to me, any determination of an arbitrator or a court or other Governmental Authority of the United States of America, the State of Tennessee, the State of Georgia, the State of Delaware or the State of Colorado applicable to such Loan Party

(b) The execution, delivery and performance by each Loan Party of the Credit Documents to which it is a party do not and will not result in a breach of or default under any material written agreements or the creation or imposition of a contractual lien or security interest in, on or against any of its respective properties under any material written agreements. With your permission I have assumed, based upon the Borrower’s representations to me, that the term “material written agreements” as used in the preceding sentence includes only the documents listed or described in Schedule 1 attached hereto.

5.

Each of the Credit Documents constitutes the legal, valid and binding obligations of each of the Loan Parties that is a party thereto, enforceable against each such Loan Party in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting the rights of creditors generally, including without limitation fraudulent conveyance or transfer laws (including but not limited to any applicable state laws, the common law trust fund doctrine and Section 548 of the United States Bankruptcy Code), and preference and equitable subordination laws and principles; (ii) general principles of equity (whether considered in a proceeding at law or in equity); and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

Each of the Lenders party to the Credit Agreement

February __, 2007

6.	None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

7.	The use by the Borrower of the proceeds of the Loans as provided in the Credit Agreement does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

My opinion set forth above is subject to the following qualifications:

          A.        My opinion is limited to the laws of the United States of America and the State of Tennessee, except to the extent that my opinions in paragraphs 1, 2, 3 and 4(a) relate to matters of Delaware, Florida and Colorado law. My opinions in paragraphs 1, 2, 3 and 4(a) with respect to Delaware law are based solely on my review of the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Limited Partnership Act. I call your attention to the fact that I am not admitted to practice in the State of Delaware. My opinions in paragraphs 1, 2, 3 and 4(a) with respect to Colorado law are based solely on my review of the Colorado Corporate Code and the Colorado Limited Liability Company Act. I call your attention to the fact that I am not admitted to practice in the State of Colorado. I have relied, with respect to all matters of the laws of the State of Georgia, on the opinion of Hunton & Williams LLP, of even date herewith. I express no opinion regarding the usury laws of the State of Georgia.

          B.        With respect to the opinions contained in paragraph 1 above, I have not obtained tax clearance certificates from the taxing authorities of the relevant jurisdictions.

Based upon the limitations and qualifications set forth above, I confirm to you that:

(i)        No litigation, investigation, or proceeding of or before any arbitrators or other Governmental Authorities is pending against or, to the knowledge of Borrower, threatened against or affecting any of the Loan Parties (A) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (B) which in any manner draws into question the validity or enforceability against the Borrower or any other Loan Party of the Credit Agreement or any other Credit Document.

(ii)       The Borrower is qualified to transact business as a foreign corporation and in good standing in the States of Alabama, Florida, Georgia, North Carolina, Ohio, Pennsylvania, Tennessee and Virginia. The foregoing statement is based solely upon certificates provided by agencies of certain of those states, copies of which Borrower has delivered to you on the date hereof, and is limited to the meaning ascribed to such certificates by each applicable state agency.

          The opinions set forth herein are rendered to the Administrative Agent and the Lenders party to the Credit Agreement and their respective successors and permitted assigns in accordance with the Credit Agreement (the “Opinion Recipients”) in connection with the transactions referred to in this letter, are solely for the benefit of the Opinion Recipients and may not be distributed to or relied upon by any other person (other than Hunton & Williams LLP, which may rely upon this opinion in rendering to you its opinion, of even date herewith,

Each of the Lenders party to the Credit Agreement

February __, 2007

with respect to the Credit Documents) or relied upon by the Opinion Recipients in any other context, or quoted in whole or in part or otherwise reproduced in any other document, nor is this opinion to be filed with any Governmental Authority, except that the Opinion Recipients may disclose this opinion to their respective counsel, accountants, auditors, other consultants and advisors and regulatory agencies having jurisdiction over them. This opinion speaks as of its date and does not purport to address matters which may arise after such date. I expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to my attention which would alter the opinions herein set forth. Finally, my opinions set forth herein are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.

Very truly yours,

/s/ Scarlett May

Scarlett May

Ruby Tuesday, Inc.

Vice President, General Counsel and                 Secretary

cc:	Hunton & Williams LLP

Each of the Lenders party to the Credit Agreement

February __, 2007

SCHEDULE 1

MATERIAL WRITTEN AGREEMENTS

1.

Financing Agreement dated July 1, 2004, between Citicorp Leasing, Inc. and Ruby Tuesday, Inc., whereby Borrower agrees to provide a letter of credit to Citicorp as partial guaranty of up to $20 million in construction/development financing by Citicorp to Borrower’s franchise partners. The maximum amount of Borrower’s possible letter of credit under the Citicorp facility is $8.0 million.

2.

Note Purchase Agreement dated April 1, 2003, and a First Amendment to Note Purchase Agreement dated October 1, 2003, among Borrower and each purchaser (“Note Holders”) thereto regarding the private sale of Borrower’s promissory notes to Note Holders in an aggregate amount not to exceed $150,000,000.

3.

Amended and Restated Loan Facility Agreement and Guaranty dated as of November 19, 2004 (as amended, the “Franchise Facility”) among the Borrower, Bank of America (“Servicer” and each participant thereto (“Franchise Facility Participants”) in the amount of $48,000,000 which may be increased to $73,000,000, and under which Borrower guarantees a portion of such facility.

4.

The Borrower has entered into Sharing Agreements with Morrison Fresh Cooking, Inc. (acquired by Piccadilly Cafeterias, Inc.) and Morrison Management Specialists, Inc. (formerly Morrison Health Care, Inc.) providing for the assumption of liabilities and cross-indemnities designed to allocate, generally, among these three companies, financial responsibility for liabilities arising out of or in connection with business activities prior to the March, 1996 spin-off transaction.

EXHIBIT 3.1(b)(vii)

FORM OF OFFICER’S CERTIFICATE

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of February 28, 2007 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among RUBY TUESDAY, INC. (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Bank, and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(vii) of the Credit Agreement.

I, [____________], [___________] of the Borrower, DO HEREBY CERTIFY that:

(a)       at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, no Default or Event of Default shall exist or would result; and

(b)       all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of a Letter of Credit, in each case before and after giving effect thereto; and

(c)       since the date of the most recent financial statements of the Borrower described in Section 4.4 of the Credit Agreement or delivered pursuant to Section 5.1(a) of the Credit Agreement, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

IN WITNESS WHEREOF, I have hereunto signed my name this 28th day of February, 2007.

__________________________

Name:

Title:

CHAR1\936505v2

Exhibit 3.1(b)(vi)